Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated June 23, 2015

North America Structured Investments
5yr Capped Dual Directional Contingent Buffered Return Enhanced Note linked to
SPX

GRAPHIC OMMITTED

Overview

The notes are designed for investors who seek a capped, leveraged return of
1.10 times the appreciation of the SandP 500[R] Index with a maximum upside return of at least 50.00%, or a capped, unleveraged return equal to the absolute value of any depreciation (up to the Contingent Buffer Amount of
30.00%), of the SandP 500[R] Index at maturity.
You may lose some or all of your principal at maturity if Final Value is less than the Initial Value by more than 30%. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.
Summary of Terms

Issuer:                 JPMorgan Chase and Co.
Minimum Denomination:   $1,000.00
Index:                  SandP 500[R] Index
Pricing Date:           June 25, 2015
Observation Date:       June 25, 2020
Maturity Date:          June 30, 2020
Upside Leverage Factor: 1.10
Maximum Upside Return:  50.00%*
Contingent Buffer Amount: 30%
Payment At Maturity:    If the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
                          $1,000 + ($1,000 [] Index Return [] Upside Leverage Factor), subject to the Maximum Upside
                        Return
                        If the Final Value is equal to the Initial Value or is less than the Initial Value by up to the Contingent
                        Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                              $1,000 + ($1,000 [] Absolute Index Return of the Index)
                        If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                                  $1,000 + ($1,000 x Index Return)
                        If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
CUSIP:                  48125UVP4
Preliminary Term sheet: https://sp.jpmorgan.com/document/cusip/48125UVP4/doctype/Product_Termsheet/document.pdf

For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

* The actual Maximum Return will be provided in the pricing supplement and will not be less than 50.00%

 - The "total return" as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.
 - The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower

J. P. Morgan Structured Investments | 1 800 576 3529 |
jpm_structured_investments@jpmorgan.com

Hypothetical Total Returns*

GRAPHIC OMMITTED

Final Value Index Return  Absolute    Total Return
                         Index Return on the Notes
----------- ------------ ------------ ------------
 165.00       65.00%         N/A        50.00%
----------- ------------ ------------ ------------
 145.45       45.45%         N/A        50.00%
----------- ------------ ------------ ------------
 130.00       30.00%         N/A        33.00%
----------- ------------ ------------ ------------
 110.00       10.00%         N/A        11.00%
----------- ------------ ------------ ------------
 105.00       5.00%          N/A        5.50%
----------- ------------ ------------ ------------
 100.00       0.00%          N/A        0.00%
----------- ------------ ------------ ------------
  95.00       -5.00%       5.00%        5.00%
----------- ------------ ------------ ------------
  90.00       -10.00%      10.00%       10.00%
----------- ------------ ------------ ------------
  70.00       -30.00%      30.00%       30.00%
----------- ------------ ------------ ------------
  69.99       -30.01%        N/A       -30.01%
----------- ------------ ------------ ------------
  60.00       -40.00%        N/A       -40.00%
----------- ------------ ------------ ------------
  40.00       -60.00%        N/A       -60.00%
----------- ------------ ------------ ------------
  20.00       -80.00%        N/A       -80.00%
----------- ------------ ------------ ------------
   0.00      -100.00%        N/A       -100.00%

North America Structured Investments
5yr Capped Dual Directional Contingent Buffered Return Enhanced Note linked to
SPX

Selected Benefits
[] Capped, leveraged appreciation potential if the SandP 500 Index return is positive
[] Potential for a return of up to 50.00% on the notes even if the Index return is negative
[] Diversified exposure to small-cap U.S. equity markets through the SandP 500
Index.
Selected Risks
[] Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal.
[] Your maximum gain on the notes is limited by the maximum upside return if the Index Return is positive
[] Your maximum gain on the notes if the SandP 500[R] Index return is negative is limited by the contingent buffer amount
[] Any payment on the notes is subject to our credit risk. Therefore the value of the notes prior to maturity are subject to changes in the market's view of our creditworthiness.
[] The benefit provided by the contingent buffer amount may terminate on the
Observation Date.
[] No interest or dividend payments, voting rights, or ownership rights with the securities included in the Index.
[] You are exposed to the risks associated with small capitalization companies.

Selected Risks (continued)
[] JPMS' estimated value does not represent future values and may differ from others' estimates.
[] The notes' value which may be reflected in customer account statements may be higher than JPMS' then current estimated value.
[] JPMS' estimated value is not determined by reference to our credit spreads for our conventional fixed rate debt.
[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer
(and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
[] Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent, hedging our obligations under the notes and making the assumptions to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.
[] The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.

Disclaimer
SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free
1-866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.

J. P. Morgan Structured Investments | 1 800 576 3529 |
jpm_structured_investments@jpmorgan.com